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Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the shares of common stock that may be issued upon the exercise of stock options that may be issued in the future under the Amended and Restated 2003 Stock Incentive Plan of DigitalNet Holdings, Inc. of our reports dated February 3, 2004, with respect to the consolidated financial statements and schedule of DigitalNet Holdings, Inc., and our report dated January 27, 2003 with respect to the consolidated financial statements of DigitalNet Government Solutions, LLC, included in the Annual Report (Form 10-K) of DigitalNet Holdings, Inc. for the year ended December 31, 2003.

/s/ Ernst & Young LLP

McLean, Virginia
April 9, 2004

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  Exhibit 23.2
Consent of Ernst & Young LLP, Independent Auditors